Exhibit (a)(1)(c)

Flotek Industries, Inc.

First Supplement

to

Offer To Purchase For Cash

Any and All of its Outstanding

5.25% Convertible Senior Notes due 2028

CUSIP No. 343389AA0

ISIN No. US343389AA03

January 28, 2013

EXPLANATORY NOTE

This Supplement No. 1 hereby supplements and amends the Offer to Purchase, dated January 11, 2013 (the “Offer to Purchase”) of Flotek Industries, Inc. (the “Company”) and the related Letter of Consent. Defined terms used below that are not defined in this Supplement No. 1 shall have the meanings ascribed thereto in the Offer to Purchase.

FORWARD-LOOKING STATEMENTS

The section of the Offer to Purchase entitled “Forward-Looking Statements” is hereby amended and restated as follows:

This Offer to Purchase and the documents incorporated by reference herein contain “forward-looking statements.” Forward-looking statements are not historical facts but instead represent the Company’s current assumptions and beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the Company’s control. Such statements include estimates, projections, and statements related the Company’s business plan, objectives and expected operating results and assumptions upon which those statements are based. The forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference herein are based on information available as of the date of this Offer to Purchase or the dates thereof, as applicable. The forward-looking statements relate to future industry trends and economic conditions, forecast performance or results of current and future initiatives and the outcome of contingencies and other uncertainties that may have a significant impact on the Company’s business, future operating results and liquidity. These forward-looking statements generally are identified by words including, but not limited to, “anticipate,” “believe,” “estimate,” “continue,” “intend,” “expect,” “plan,” “forecast,” “project” and similar expressions, or future-tense or conditional constructions such as “will,” “may,” “should,” “could,” etc. The Company cautions that these statements are merely predictions, not to be considered guarantees of future performance. Forward-looking statements are based upon current expectations and assumptions that are subject to risks and uncertainties that can cause actual results to differ materially from those projected, anticipated or implied.

A detailed discussion of potential risks and uncertainties that could cause actual results and events to differ materially from forward-looking statements is included in Part I, Item 1A — “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”) and periodically in reports filed with the Securities and Exchange Commission (the “SEC”). The Company has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events, except as required by law.

ADDITIONAL INFORMATION

Notwithstanding anything to the contrary in the Offer to Purchase, the Company hereby informs you that:

•	with respect to the Depositary’s calculation of the Tender Offer Consideration, tendering security holders may challenge the Depositary’s findings in a court of competent jurisdiction;

•	the Company may only invoke conditions to its purchase obligation as outlined in this Offer to Purchase and subject to applicable law;

•	conditions to the Tender Offer may only be asserted by the Company prior to the Expiration Date;

•	subject to applicable law, waivers of certain rights may constitute a material change in the tender offer and therefore result in an extension of the Expiration Date;

•	tendering security holders may challenge the Company’s interpretations of the terms and conditions in a court of competent jurisdiction;

•	the tender offer, if terminated, will be terminated pursuant to the occurrence or non-occurrence of an event resulting the assertion of an offer condition.

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